Exhibit 99.1

SIGA Delivers First Courses of Arestvyr(TM) Under BARDA Contract

NEW YORK, March 12, 2013 (GLOBE NEWSWIRE) -- SIGA Technologies, Inc. (Nasdaq:SIGA), a company specializing in the development of pharmaceutical agents to fight pathogens capable of use as bioweapons, today announced the first of a series of deliveries of its proprietary smallpox antiviral drug, Arestvyr™, to the United States Government's Strategic National Stockpile under SIGA's contract with the Biomedical Advanced Research and Development Authority (BARDA).

"The men and women of SIGA are proud of their longstanding partnership with BARDA, taking this important step forward in protecting our fellow citizens against the threat of bioterrorism," declared Dr. Eric A. Rose, SIGA's Chairman and Chief Executive Officer. "This first commercial delivery marks a major milestone in SIGA's transformation from a research company to a commercial biopharmaceutical enterprise. While SIGA continues to research and develop pharmaceutical agents to fight other lethal pathogens, and concurrently seeks approval and licensing of Arestvyr from the U.S. Food and Drug Administration, this first delivery of Arestvyr to the Stockpile is evidence of our ability to oversee the manufacture and delivery of large quantities of high-quality pharmaceutical product. It gives us great confidence in SIGA's capabilities and aspirations, and moves us well down the path to generating substantial contractual payments from BARDA later this year and beyond."

BARDA, part of the Office of the Assistant Secretary for Preparedness and Response in the U.S. Department of Health and Human Services, provides an integrated, systematic approach to the development and purchase of the necessary vaccines, drugs, therapies, and diagnostic tools for public health emergencies. SIGA may begin to obtain payment under the BARDA contract once it has delivered 500,000 of the 2,000,000 contracted-for courses of Arestvyr. This first delivery of approximately 190,000 courses moves SIGA much closer to that moment.

Arestvyr (Tecovirimat) is one of the first novel drugs to be developed, procured and now delivered to the Strategic National Stockpile under the post-9/11 legislative authority known as Project BioShield. Developed to serve as a therapeutic drug for treatment of smallpox, whether resulting from a terrorist attack, biowarfare or a new natural outbreak, Arestvyr is an investigational new drug not yet approved or licensed as safe and effective by the U.S. Food and Drug Administration (FDA). Arestvyr was formerly known as ST-246®.

About SIGA Technologies, Inc.

In the United States and around the globe, populations face a serious but unmet need for new drugs to protect against potentially catastrophic emerging viral pathogens and biological weapons of mass destruction. We are a pharmaceutical company specializing in developing pharmaceutical solutions for some of the most lethal pathogens — smallpox, Ebola, dengue, Lassa fever and other dangerous viruses. Our objective is to discover, develop, and commercialize drugs to prevent and treat these high-priority threats. Our mission is to disarm dreaded viral diseases and create robust, modern biodefense countermeasures. For more information about SIGA, please visit SIGA's web site at www.siga.com.

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Forward-looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements relating to SIGA's performance under its contract with BARDA and its efforts to seek approval and licensing from the United States Food and Drug Administration.

Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond our control. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include (i) the risk that potential products that appear promising to us or our collaborators cannot be shown to be efficacious or safe in subsequent animal, pre-clinical or clinical trials, (ii) the risk that we or our collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (iii) the risk that we may not be able to obtain anticipated funding for our development projects or other needed funding, (iv) the risk that we may not complete performance under the BARDA contract on schedule or in accordance with the contractual terms, (v) the risk that we may not be able to secure or enforce sufficient legal rights in our products, including patent protection, (vi) the risk that any challenge to our patent and other property rights, if adversely determined, could affect our business and, even if determined favorably, could be costly, (vii) the risk that regulatory requirements applicable to our products may result in the need for further or additional testing or documentation that will delay or prevent seeking or obtaining needed approvals to market these products, (viii) the risk that one or more protests could be filed and upheld in whole or in part or other governmental action taken, in either case leading to a delay of performance under our contract with BARDA, or other governmental contracts, (ix) the risk that our BARDA contract is modified or cancelled at the request or requirement of the U.S. Government, (x) the risk that the volatile and competitive nature of the biotechnology industry may hamper our efforts to develop or market our products, (xii) the risk that changes in domestic and foreign economic and market conditions may adversely affect our ability to advance our research or products, (xiii) the effect of any change to federal, state or foreign regulation, including drug regulation and international trade regulation, on our business, and (xiv) the risk that the U.S. Government's responses (including inaction) to the national and global economic situation, including possible courses of action related to the so-called "sequester", may adversely affect our business. More detailed information about our company and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements set forth here, is set forth in our filings with the Securities and Exchange Commission (the SEC), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in other documents that we have filed with the SEC. We urge investors and security holders to read those documents free of charge at the SEC's website at http://www.sec.gov. Interested parties may also obtain those documents free of charge directly from us. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the federal securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, future events or otherwise.

CONTACT: KCSA Strategic Communications

       Todd Fromer / Rob Fink

        212-896-1215 / 1206

        732-241-5193

         Tfromer@kcsa.com / rfink@kcsa.com

Source: SIGA Technologies, Inc.